EXHIBIT 23.4


                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Iron Mountain Incorporated on Form S-3 and in the registration statement on Form S-3 (File number 333-75068) of our report dated February 21, 2003 (except with respect to Note 16, as to which the date is March 18, 2003) relating to the consolidated financial statements of Iron Mountain Incorporated as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to (1) the application of procedures relating to certain disclosures and reclassifications of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and (2) the adoption of Statement of Financial Accounting Standard No. 142) appearing in the Annual Report on Form 10-K of Iron Mountain Incorporated for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP

Boston, Massachusetts
May 22, 2003